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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Russell Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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   (RUSSELL LOGO)
                                  April 6, 1998



To The Shareholders of Russell Corporation:

         You have previously received a Proxy Statement for the Annual Meeting of the Shareholders (the "Annual Meeting") of Russell Corporation (the "Company") to be held on April 22, 1998 at 10:30 a.m., Central Daylight Time, at the general office of the Company in Alexander City, Alabama. For your consideration with respect to the Annual Meeting, this letter provides supplemental information concerning occurrences since the mailing of the Proxy Statement.

         As you may have learned from media reports, the Company is pleased to announce that the Board of Directors (the "Board") has elected John F. Ward as President and Chief Executive Officer of the Company, effective April 1, 1998, upon the retirement of John C. Adams as Chairman of the Board, President and Chief Executive Officer of the Company. The Board intends to elect Mr. Ward as a member of the Board and as Chairman of the Board immediately following the Annual Meeting. Mr. Ward was the President of J.F. Ward Group, Inc., a consulting firm specializing in domestic and international apparel and textile industries, and prior to that time, he was the Chief Executive Officer of the Hanes Group and Senior Vice President of Sara Lee Corporation.

         In connection with the employment of Mr. Ward, the Company has entered into an employment agreement and certain related agreements (collectively the "agreements") with Mr. Ward. The employment agreement provides for the employment of Mr. Ward for three years until March 31, 2001, at an annual base salary of $650,000, subject to increase at the discretion of the Board. Mr. Ward shall also receive a bonus of $350,000 for 1998, which may be increased based upon achievement of goals established by the Board. After 1998, Mr. Ward shall be entitled to receive annual bonuses under the Company's regular compensation plans, with a target of 100% of base salary, subject to any increase determined appropriate by the Board. The employment agreement provides that the Company will offer health care and certain other supplemental benefits to Mr. Ward, including a life insurance policy of approximately $1,200,000, use of an automobile and corporate aircraft, waiver of any waiting periods for benefits under employee plans, and various other benefits. Mr. Ward shall also be entitled to receive certain payments for reimbursement of expenses in connection with his relocation and employment with the Company, as well as any excise tax costs that might be incurred for payments under the agreements. Any termination of employment of Mr. Ward after April 1, 2001 shall be treated as retirement for purpose of the Company's various plans and benefits.



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         With respect to stock incentive awards, the employment agreement provides that Mr. Ward will be granted options in 1998 to purchase 125,000 shares of common stock of the Company at the market price ($27.1875) on March 31, 1998 and options to purchase a minimum of 75,000 shares each year thereafter at market price at the time of grant.

         At the time of employment by the Company, Mr. Ward was a party to certain agreements with his former employer, Sara Lee Corporation, and by accepting employment with the Company, he will lose certain benefits and opportunities under those agreements. To compensate Mr. Ward for these losses and potential benefits, the Company has agreed to make a cash payment to Mr. Ward of approximately $1,880,000, to put into a trust for his benefit approximately $2,467,000, to issue to him 12,127 shares of common stock of the Company, and to grant to him options to purchase 282,066 shares of common stock of the Company at the market price ($27.1875) on March 31, 1998. The amounts placed in trust will be paid to Mr. Ward after April 1, 2001, unless his employment is terminated by the Company for cause or is terminated by Mr. Ward for any reason other than death, total disability or certain other reasons set forth in the agreements. In the event of such termination prior to April 1, 2001, Mr. Ward will be entitled to receive a prorated amount from the trust based upon the ratio that the time he has been employed by the Company bears to the employment term of three years. Similarly, the options granted to him will be forfeited on the same basis as the amounts in trust based upon time employed with the Company. The benefits outlined above have been determined based upon an understanding that Mr. Ward will forfeit equivalent benefits and opportunities under his agreements with Sara Lee Corporation by accepting employment with Russell. To the extent any such benefits are not lost, appropriate adjustments will be made to the amounts to be paid and stock and options to be issued by the Company.

         The options to be granted to Mr. Ward in 1998 under the employment agreement and the agreement to compensate him for lost benefits and opportunities total 407,066 shares. As noted in the Proxy Statement, one of the matters you are being asked to consider at the Annual Meeting is an amendment to the 1993 Executive Long-Term Incentive Plan (the "1993 Plan") which provides, among other things, that a Participant may be awarded stock options to acquire up to 500,000 shares of common stock of the Company during any fiscal year of the Company. Presently, the 1993 Plan limits options that may be awarded to a Participant during a year to 50,000 shares of common stock of the Company. If the amendments to the Plan are approved at the Annual Meeting, the Company will grant the stock option awards to Mr. Ward in 1998 as set forth in the agreements. If such amendments are not approved, the Company will be unable to grant such awards to Mr. Ward. In that event, the employment agreement with Mr. Ward provides that he will receive 50,000 shares of restricted stock of the Company and cash in the amount of $1,282,727 in 1998 and 50,000 shares of restricted stock in each of the years 1999 and 2000. Similarly, the agreement to compensate Mr. Ward for lost benefits and opportunities for accepting employment with the Company provides that he will receive a cash payment in the amount of $3,841,510, if the amendments to the 1993 Plan are not approved by the shareholders.

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         In connection with the retirement of Mr. Adams, the Company and Mr.
Adams entered into an agreement which provides for the payment to Mr. Adams in 1998 of the salary and other compensation benefits he would have received had he not retired. The Company has also agreed to pay Mr. Adams $400,000 per year until he reaches age 65, and if he should die prior to that time, such amounts shall be paid to his wife. Upon attaining age 65, Mr. Adams will receive payments of $300,000 per year during his lifetime, less the annual benefits payable to him under the Company's various retirement plans that become payable at age 65. The Company has also agreed to continue to provide Mr. Adams with certain life insurance and medical benefits until he reaches age 65. The payment of the amounts and benefits above are subject to certain agreements by Mr. Adams concerning non-competition and related matters.

         The Company has enclosed herewith a proxy card for the forthcoming Annual Meeting in the event that you have not yet forwarded the proxy card sent earlier or in the event that you wish to change your vote based upon the supplemental information set forth above, considered in conjunction with the proxy materials that you have previously received.

                                  By Order of the Board of Directors



                                  Steve R. Forehand, Secretary
                                  Russell Corporation


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